Exhibit L to Omnibus Agreement

1st AMENDMENT
TO THE
THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP

THIS 1ST AMENDMENT TO THE THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Amendment”) of SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP (the “Partnership”) is made and entered into on _______________, 2014 (“Effective Date”), by and among SUN COMMUNITIES, INC., a Maryland corporation (the “General Partner”), as the general partner of the Partnership, GREEN COURTE REAL ESTATE PARTNERS, LLC, a Delaware limited liability company (“Fund 1”), GREEN COURTE REAL ESTATE PARTNERS II, LLC, a Delaware limited liability company (“Fund 2”), and GREEN COURTE REAL ESTATE PARTNERS III, LLC, a Delaware limited liability company (“Fund 3”) and, together with Fund 1 and Fund 2, the “Series A-4 Preferred Partners”).

RECITALS

A.    Fund 1 (or its affiliates) and the Partnership entered into those certain Contribution Agreements, dated _________________, 2014 as amended (the “Contribution Agreements”).

B.    Pursuant to the Contribution Agreements, Fund 1 and its affiliates have contributed certain assets (the “Contributed Assets”) to the Partnership in consideration for the issuance by the Partnership of Common OP Units.

C.    In connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated ______________, 2014, as amended, by and between the General Partner and GCP REIT II, and that certain Agreement and Plan of Merger, dated ______________, 2014, as amended, by and between the General Partner and GCP REIT III (collectively, the “Merger Agreements”), Fund 2 and Fund 3 received Common OP Units and Series A-4 Preferred Units.

D.    The signatories hereto desire to amend that certain Third Amended and Restated Agreement of Limited Partnership of Sun Communities Operating Limited Partnership, dated as of June 19, 2014 (the “Agreement”) as set forth herein. Any capitalized term used but not otherwise defined herein shall have the meaning ascribed to it in the Agreement.

E.    Article 13 of the Agreement authorizes the General Partner, as the holder of more than fifty percent (50%) of the OP Units, to amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises set forth herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree to continue the Partnership and amend the Agreement as follows:

1.    Admission of New Partners. As of the Effective Date, the Series A-4 Preferred Partners have contributed the Contributed Assets to the Partnership, and caused their affiliates to consummate the transactions contemplated by the Merger Agreements, in exchange for the issuance by the Partnership to the Series A-4 Preferred Partners of an aggregate of ______________ Series A-4 Preferred Units and certain other consideration. The Series A-4 Preferred Units issued to the Series A-4 Preferred Partners have been duly issued and fully paid. The Series A-4 Preferred Partners are hereby admitted to the Partnership as new Limited Partners, and by execution of this Amendment the Series A-4 Preferred Partners agree to be bound by all of the terms and conditions of the Agreement, as amended hereby, and hereby acknowledge receipt of a copy of the Agreement. Exhibit A of the Agreement is hereby deleted in its entirety and is replaced with Exhibit A to this Amendment.

2.    Section 6.1(a)(iii) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Third, with respect to OP Units other than Mirror A Preferred Units, pro rata in proportion to the number of OP Units other than Mirror A Preferred Units held by each such Partner as of the last day of the period for which such allocation is being made; provided, however, that the Profits allocated to any Preferred OP Units, Series A-1 Preferred Units, Series B-3 Preferred Units, Series A-3 Preferred Units and Series A-4 Preferred Units pursuant to this Section 6.1(a)(iii) for any calendar year shall not exceed the amount of Preferred Dividends, Series A-1 Priority Return, Series B-3 Priority Return, Series A-3 Priority Return and Series A-4 Priority Return, respectively, thereon for that calendar year, and any such excess Profits remaining after the application of such limitation shall be allocated to the holders of the Common OP Units, pro rata.”

3.    Section 6.1(b)(i) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(i)    First, to each Partner (including the General Partner) holding OP Units other than Mirror A Preferred Units, who previously was allocated Profits pursuant to Section 6.1(a)(iii), in proportion of the amount of such Profits, until the cumulative amount of Losses so allocated are equal to the cumulative Profits allocated to such Partners for all prior periods;”

4.    Section 7.1(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a)    Distributions in respect of OP Units (other than Common OP Units) shall be made at the times, in the amounts and in the priority provided in this Agreement, including, without limitation, Sections 16.1, 17.3, 18.3, 19.2, 20.3 and 21.3 of this Agreement.”

5.    Section 12.2(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a)    The Capital Accounts of the holders of the OP Units shall be adjusted to reflect the manner in which any unrealized income, gain, loss and deduction inherent in the Partnership’s property, which has not previously been reflected in the Partners’ Capital Accounts, would be allocated among the Partners if there were a taxable disposition of such property at fair market value on the date of distribution. Any resulting increase in the Partners’ Capital Accounts shall be allocated, subject to Section 6.2: (i) first to the holders of the Preferred OP Units, Series A-1 Preferred Units and Series A-4 Preferred Units in proportions and amounts sufficient to bring their respective Capital Account balances up to the amount of the Issue Prices of their respective OP Units plus accrued and unpaid Preferred Dividends, Series A-1 Priority Return and Series A-4 Priority Return, as the case may be, thereon; (ii) second to the holders of the Series B-3 Preferred Units in proportions and amounts sufficient to bring their respective Capital Account balances up to the amount of the Issue Price of the Series B-3 Preferred Units plus accrued and unpaid Series B-3 Priority Return thereon; (iii) third to the holders of the Series A-3 Preferred Units in proportions and amounts sufficient to bring their respective Capital Account balances up to the amount of the Issue Price of the Series A-3 Preferred Units plus accrued and unpaid Series A-3 Priority Return thereon and (iv) fourth (if any) to the Common OP Units. Any resulting decrease in the Partners’ Capital Accounts shall be allocated as set forth in Section 6.1(a).”

6.    The definition of “Common Stock Fair Market Value” set forth in Article 1 (Defined Terms) of the Agreement is hereby deleted in its entirety and replaced with the following:

“’Common Stock Fair Market Value’ shall mean, with respect to any Series A-1 Exchange Date, Series A-3 Exchange Date or Series A-4 Exchange Date, the average closing price of a REIT Share for the 10 consecutive trading days preceding such Series A-1 Exchange Date, Series A-3 Exchange Date or Series

A-4 Exchange Date on the principal national securities exchange on which the REIT Shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the reported bid and asked prices during such 10 trading day period in the over the counter market as furnished by the National Quotation Bureau, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the General Partner or, if the REIT Shares or securities are not publicly traded, the Common Stock Fair Market Value for such day shall be the fair market value thereof determined jointly by the General Partner and the holder(s) of Series A-1 Preferred Units, Series A-3 Preferred Units or Series A-4 Preferred Units that are exchanging such Series A-1 Preferred Units, Series A-3 Preferred Units or Series A-4 Preferred Units for REIT Shares or Common OP Units; provided, however, that if such parties are unable to reach agreement within a reasonable period of time, the Common Stock Fair Market Value shall be determined in good faith by an independent investment banking firm selected jointly by the General Partner and such holder(s) of Series A-1 Preferred Units, Series A-3 Preferred Units or Series A-4 Preferred Units or, if that selection cannot be made within five days, by an independent investment banking firm selected by the American Arbitration Association in accordance with its rules.”

7.    The following new definitions are inserted in Article 1 (Defined Terms) of the Agreement so as to preserve alphabetical order:

“Acquired Shares” shall have the meaning set forth therefor in Section 21.9(a)(iv) hereof.

“Board of Directors” shall have the meaning set forth therefor in Section 21.9(a)(ii) hereof.

“Exchange Act” shall have the meaning set forth therefor in Section 21.8(c) hereof.

“Expiration Time” shall have the meaning set forth therefor in Section 21.9(a)(iv) hereof.

“Fundamental Change” shall have the meaning set forth therefor in Section 21.8(c) hereof.

“Fundamental Change Return” shall have the meaning set forth therefor in Section 21.8(c) hereof.

“Leverage Ratio” shall have the meaning set forth in that certain Credit Agreement, dated as of May 15, 2013, by and among the Partnership, Citibank, N.A. (as administrative agent) and the other lenders thereto, as the same may be amended or replaced from time to time by another unsecured line of credit facility.

“Preferred Distribution Default” shall have the meaning set forth therefor in Section 21.6(C) hereof.

“Preferred Unit Director” shall have the meaning set forth therefor in Section 21.6(C) hereof.

“Pricing Target” shall mean that the volume weighted average of the daily volume weighted average price of a REIT Share on the New York Stock Exchange (as reported by Bloomberg Financial Markets or a comparable service) equals or exceeds 115.5% of the then prevailing Series A-4 Exchange Price for at least 20 trading days in a period of 30 consecutive trading days.

“Redemption Price” shall have the meaning set forth in Section 21.8(c) hereof.

“REIT Series A-4 Preferred Shares” shall mean shares of the 6.50% Series A-4 Cumulative Convertible Preferred Stock, par value $0.01 per share, of the General Partner.

“Series A-4 Articles Supplementary” shall mean the Articles Supplementary of the General Partner in connection with its REIT Series A-4 Preferred Shares, as filed with the Maryland Department of Assessments and Taxation.

“Series A-4 Exchange Date” shall mean the date specified in a Series A-4 Exchange Notice on which the holder of Series A-4 Preferred Units or the Partnership, as applicable, proposes to exchange Series A-4 Preferred Units for Common OP Units or REIT Shares; provided, however, that the proposed Series A-4 Exchange Date (i) must be a Business Day, and (ii) may not be less than three Business Days, nor more than more than 15 Business Days, after the date such Series A-4 Exchange Notice is delivered.

“Series A-4 Exchange Notice” shall mean a written notice delivered by: (i) a holder of Series A-4 Preferred Units to the General Partner of such holder’s election to exchange Series A-4 Preferred Units for Common OP Units or REIT Shares, or (ii) the Partnership to the Series A-4 Preferred Partners causing the exchange of Series A-4 Preferred Units for Common OP Units. Each Series A-4 Exchange Notice must specify the number of Series A-4 Preferred Units to be exchanged and the proposed Series A-4 Exchange Date.

“Series A-4 Exchange Price” shall mean $56.25 as such price is adjusted in accordance with Section 21.9.

“Series A-4 Issuance Date” shall mean ______________, 2014.

“Series A-4 Parity Preferred Units” shall have the meaning set forth therefor in Section 21.1 hereof.

“Series A-4 Preferred Partners” shall mean the holders of Series A-4 Preferred Units set forth on Exhibit A hereto, as it may be amended from time to time, and their respective successors and permitted assigns.

“Series A-4 Preferred Unit Distribution Payment Date” shall have the meaning set forth therefor in Section 21.3A hereof.

“Series A-4 Preferred Unit Distribution Period” shall mean the period from and including the Series A-4 Issuance Date to, but excluding, the first Series A-4 Preferred Unit Distribution Payment Date, and each subsequent period from and including a Series A-4 Preferred Unit Distribution Payment Date to, but excluding, the next succeeding Series A-4 Preferred Unit Distribution Payment Date.

“Series A-4 Preferred Units” shall have the meaning set forth therefor in Section 21.2 hereof.

“Series A-4 Priority Return” shall have the meaning set forth therefor in Section 21.1 hereof.

“Transaction” shall have the meaning set forth therefor in Section 21.9(b) hereof.

“Voting Preferred Units” shall have the meaning set forth therefor in Section 21.6(C) hereof.

8.    The following new Article 21 of the Agreement is inserted in the Agreement after Article 20 thereof:

ARTICLE 21.
SERIES A-4 PREFERRED UNITS

Section 21.1    Definitions. The term “Series A-4 Parity Preferred Units” shall mean any class or series of OP Units of the Partnership now or hereafter authorized, issued or outstanding and expressly designated by the Partnership to rank on parity with the Series A-4 Preferred Units with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership. The term “Series A-4 Priority Return” shall mean an amount equal to 6.50% of the issue price of $25.00 (the “Issue Price”) per Series A-4 Preferred Unit per annum (equivalent to $1.625 per Series A-4 Preferred Unit per year).

Section 21.2    Designation and Number. A series of OP Units in the Partnership designated as the “Series A-4 Preferred Units” is hereby established. The number of authorized Series A-4 Preferred Units shall be _____________________.

Section 21.3     Distributions.

A. Payment of Distributions. Subject to the preferential rights of holders of any class or series of OP Units of the Partnership ranking senior to the Series A-4 Preferred Units, the holders of Series A-4 Preferred Units will be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of the Partnership’s available cash, cumulative preferential cash distributions in an amount equal to the Series A-4 Priority Return. All distributions shall be cumulative, shall accrue from the original date of issuance and will be payable quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence) in arrears on March 31, June 30, September 30 and December 31 of each year (each a “Series A-4 Preferred Unit Distribution Payment Date”). Any distribution payable on the Series A-4 Preferred Units for a period that is shorter or longer than 90 days will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any Series A-4 Preferred Unit Distribution Payment Date is not a Business Day, then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay). The distributions payable on any Series A-4 Preferred Unit Distribution Payment Date shall include distributions accrued to but not including such Series A-4 Preferred Unit Distribution Payment Date.

B.Distributions Cumulative. Notwithstanding the foregoing, distributions on the Series A-4 Preferred Units will accrue and be cumulative from the Series A-4 Issuance Date, whether or not the terms and provisions set forth in Section 21.3 C at any time prohibit the declaration, setting aside for payment or current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. No interest, or sum in lieu of interest, will be payable in respect of any distribution payment or payments on Series A-4 Preferred Units which may be in arrears, and the holders of the Series A-4 Preferred Units will not be entitled to any distributions, whether payable in cash, securities or other property, in excess of full cumulative distributions described above. Any distribution payment made on the Series A-4 Preferred Units will first be credited against the earliest accrued but unpaid distribution due with respect to the Series A-4 Preferred Units. No distributions on the Series A-4 Preferred Units shall be authorized, declared, paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, directly or indirectly prohibit authorization, declaration, payment or setting apart for payment or provide that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.

C.Priority as to Distributions.

(i)Except as provided in Section 21.3 C (ii) below, unless full cumulative distributions for all past Series A-4 Preferred Unit Distribution Periods on the Series A-4 Preferred Units have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for such payment, no distributions (other than in Common OP Units or any other class or series of OP Units ranking junior to the Series A-4 Preferred Units as to distributions and as to the distribution of assets upon liquidation, dissolution and winding up of the Partnership) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made on Common OP Units or any other classes or series of OP Units ranking junior to or on parity with the Series A-4 Preferred Units as to distributions or as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership nor shall any Common OP Units or any other classes or series of OP Units ranking junior to or on parity with the Series A-4 Preferred Units as to distributions or as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership be redeemed, purchased or otherwise acquired for any consideration (or any amounts be paid to or made available for a sinking fund for the redemption of any such units) by the Partnership except: (1) by conversion into or exchange for Common OP Units or any other classes or series of OP Units ranking junior to the Series A-4 Preferred Units as to distributions and as to the distribution of assets upon liquidation, dissolution and winding up of the Partnership, (2) by redemption, purchase or other acquisition of Common OP Units made for purposes of an incentive, benefit or share purchase plan for the General Partner, the Partnership or any of their respective subsidiaries, (3) for redemptions, purchases or other acquisitions of OP Units by the Partnership in connection with the General Partner’s purchase of its securities for the purpose of preserving the General Partner’s qualification as a REIT for federal income tax purposes, or (4) for any distributions by the Partnership corresponding to distributions by the General Partner required for it to maintain its status as a REIT for federal income tax purposes. With respect to the Series A-4 Preferred Units, all references in this Article 21 to “past Series A-4 Preferred Unit Distribution Periods” shall mean, as of any date, Series A-4 Preferred Unit Distribution Periods ending on or prior to such date, and with respect to any other class or series of OP Units ranking on a parity as to distributions with the Series A-4 Preferred Units, all references in this Article 21 to “past distribution periods” (and all similar references) shall mean, as of any date, distribution periods with respect to such other class or series of OP Units ending on or prior to such date.

(ii)When full cumulative distributions for all past Series A-4 Preferred Unit Distribution Periods are not paid in full (or a sum sufficient for such full payment is not set apart) upon the Series A-4 Preferred Units and when full cumulative distributions for all past distribution periods are not paid in full (or a sum sufficient for such full payment is not set apart) upon the units of any other Series A-4 Parity Preferred Units ranking on a parity as to distributions with the Series A-4 Preferred Units, then all distributions authorized on the Series A-4 Preferred Units and any other outstanding classes or series of Series A-4 Parity Preferred Units ranking on a parity as to distributions with the Series A-4 Preferred Units shall be declared pro rata so that the amount of distributions authorized per unit on the Series A-4 Preferred Units and such other classes or series of Series A-4 Parity Preferred Units ranking on a parity as to distributions with the Series A-4 Preferred Units shall in all cases bear to each other the same ratio that accumulated and unpaid distributions per unit on the Series A-4 Preferred Units and such other classes or series of Series A-4 Parity Preferred Units ranking on a parity as to distributions with the Series A-4 Preferred Units (which, in the case of any such other classes or series of Series A-4 Parity Preferred Units ranking on a parity as to distributions with the Series A-4 Preferred Units, shall not include any accumulation in respect of unpaid distributions for past distribution periods if such other Series A-4 Parity Preferred Units ranking on a parity as to distributions with the Series A-4 Preferred Units does not have a cumulative distribution) bear to each other.

Section 21.4      Liquidation Proceeds.

A.Distributions. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, before any payment or distribution of the assets of the Partnership (whether capital or surplus) shall be made to or set apart for the holders of Common OP Units, Series A-3 Preferred Units, Series B-3 Preferred Units or any other classes or series of OP Units ranking junior to the Series A-4 Preferred Units as to distributions or as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership, the holders of Series A-4 Preferred Units shall be entitled to receive the amount of the Issue Price of the Series A-4 Preferred Units plus accrued and unpaid Series A-4 Priority Return thereon (whether or not authorized or declared) to the date of payment in accordance with Article 12. If, upon any liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of Series A-4 Preferred Units shall be insufficient to pay the full preferential amount set forth in Article 12 and liquidating payments on any Series A-4 Parity Preferred Units, as to the distribution of assets on any liquidation, dissolution or winding up of the Partnership, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A-4 Preferred Units and any such other Series A-4 Parity Preferred Units ratably in accordance with the respective amounts that would be payable on such Series A-4 Preferred Units and any such Series A-4 Parity Preferred Units if all amounts payable thereon were paid in full.

B.Notice. Written notice of any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage pre-paid, not less than thirty (30) and not more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series A-4 Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

C.No Further Rights. After payment of the full amount of the liquidating distributions to which it is entitled, the holders of Series A-4 Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

D.Consolidation, Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Partnership to, or the consolidation or merger or other business combination of the Partnership with or into, any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Partnership) shall not be deemed to constitute a liquidation, dissolution or winding-up of the Partnership.

Section 21.5      Ranking. The Series A-4 Preferred Units rank, with respect to rights to the payment of distributions and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, (i) senior to all Common OP Units, Series A-3 Preferred Units, Series B-3 Preferred Units and all other OP Units other than OP Units referred to in clauses (ii) and (iii) of this sentence; (ii) on a parity with all Preferred OP Units, Series A-1 Preferred Units and all Series A-4 Parity Preferred Units issued after the date hereof, and (iii) junior to all Mirror A Preferred Units and all other OP Units (now existing or hereafter arising) the terms of which specifically provide that such OP Units rank senior to the Series A-4 Preferred Units with respect to rights to the payment of distributions and the distribution of assets in the event of any liquidation, dissolution and winding up of the Partnership.

Section 21.6    Voting Rights.

(A)    Generally. Except as otherwise required by applicable law or as expressly set forth in this Section 21.6, the holders of the Series A-4 Preferred Units will not have any voting rights or right to consent to any matter requiring the consent or approval of the Limited Partners.

(B)    Required Consent. Without the prior written consent of the holders of a majority of the Series A-4 Preferred Units (excluding any Series A-4 Preferred Units held by the General Partner), (i) the Partnership shall not effect any amendment of any of the provisions of Article 21 of this Agreement that adversely affects any power, right, privilege or preference of the Series A-4 Preferred Units or the holders of the Series A-4 Preferred Units, except that the creation or issuance of OP Units in accordance with this Agreement will not be deemed to adversely affect the powers, rights, privileges or preferences of the Series A-4 Preferred Units or the holders of the Series A-4 Preferred Units, and (ii) the Partnership shall not authorize, create or issue any additional OP Units, or reclassify any existing OP Units into OP Units, ranking senior to, or pari passu with, the Series A-4 Preferred Units with respect to rights to the payment of distributions and the distribution of assets in the event of any liquidation, dissolution or winding up of the Partnership, except that: (1) the Partnership may authorize, create and issue senior OP Units in connection with a subsequent public offering of preferred stock by the General Partner provided that the terms of such senior OP Units are substantially similar to the terms of the preferred stock so offered and issued, and (2) the Partnership may authorize, create and issue Series A-4 Parity Preferred Units so long as at the time of the issuance the Leverage Ratio is less than 68.50% (or such other percentage as set forth in the credit facility in which the Leverage Ratio is defined) and the Partnership has paid the Series A-4 Priority Return for all Series A-4 Preferred Unit Distribution Periods ending on or prior to such date.

(C)    Failure to Pay Series A-4 Priority Return. If, at any time, full cumulative distributions on the Series A-4 Preferred Units and any Series A-4 Parity Preferred Units shall not have been paid for six or more quarterly periods (a “Preferred Distribution Default”), whether or not the quarterly periods are consecutive, the holders of Series A-4 Preferred Units (voting together as a single class with the holders of all REIT Series A-4 Preferred Shares and all other classes or series of Series A-4 Parity Preferred upon which like voting rights have been conferred and are exercisable (the “Voting Preferred Units”)) will be entitled to elect two additional directors of the General Partner (each, a “Preferred Unit Director”). The election will take place at the next annual meeting of stockholders of the General Partner, or at a special meeting of the holders of Series A-4 Preferred Units (and the holders of all other classes or series of Voting Preferred Units) called for that purpose, and such right to elect Preferred Unit Directors shall continue until all distributions accumulated on the Series A-4 Preferred Units and any Series A-4 Parity Units have been paid in full for all past distribution periods and the accumulated distribution for the then current distribution period shall have been authorized, declared and paid in full or authorized, declared and a sum sufficient for the payment thereof irrevocably set apart for payment in trust. At any time after such voting power shall have been so vested in the holders of Series A-4 Preferred Units and the Voting Preferred Units, if applicable, the Secretary of the General Partner may, and upon the written request of holders of at least ten percent (10%) of Voting Preferred Units (addressed to the Secretary at the principal office of the General) shall, call a special meeting of the holders of the Series A-4 Preferred Units and of the Voting Preferred Units for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the General Partner for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Series A-4 Preferred Units may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the General Partner. Upon the election of the Preferred Unit Directors, the number of directors then constituting the Board of Directors of the General Partner will automatically increase by two, if not already increased by two by reason of the election of Preferred Unit Directors by the holders of any class or series of Voting Preferred Units. For the avoidance of doubt, and by means of example, in the event distributions on the Series A-4 Preferred Units shall be in arrears for six or more quarterly periods, the holders of the Series A-4 Preferred Units and the holders of all other classes and series of Voting Preferred Units shall be entitled to vote for the election of two additional directors in the aggregate, not two times the number of the sum of the Series A-4 Preferred Units and each class or series of

Voting Preferred Units. Notwithstanding anything to the contrary herein, until the thirty (30) month anniversary of the Series A-4 Issuance Date, the Preferred Unit Directors, if any, shall be Randall Rowe and James Goldman and, if such individuals are serving on the Board of Directors at the time of a Preferred Distribution Default, the Voting Preferred Units shall not have the right to appoint additional directors to the Board of Directors.

Section 21.7    Transfer Restrictions. The Series A-4 Preferred Units shall be subject to the provisions of Article 11 of the Agreement; provided that the General Partner hereby consents to the Transfer of Series A-4 Preferred Units to any partner, member or shareholder any holder of Series A-4 Preferred Units, subject to compliance with Section 11.3 of the Agreement.

Section 21.8    Exchange Rights.

(a)    Optional Exchange. Each holder of Series A-4 Preferred Units (other than the General Partner) shall be entitled to exchange Series A-4 Preferred Units for either Common OP Units or REIT Shares, at such holder’s option, on the following terms and subject to the following conditions:

(i)    Exchange Right. At any time after the Series A-4 Issuance Date, each holder of Series A-4 Preferred Units at its option may exchange each of its Series A-4 Preferred Units for that number of Common OP Units or REIT Shares equal to the quotient obtained by dividing $25.00 by the Series A-4 Exchange Price; provided, however, that no Series A-4 Preferred Units may be exchanged on any proposed Series A-4 Exchange Date pursuant to this Section 21.8 unless at least 1,000 Series A-4 Preferred Units, in the aggregate, are exchanged by one or more holders thereof on such Series A-4 Exchange Date pursuant to Series A-4 Exchange Notices. Each holder of Series A-4 Preferred Units that has delivered a Series A-4 Exchange Notice to the General Partner may rescind such Series A-4 Exchange Notice by delivering written notice of such rescission to the General Partner prior to the Series A-4 Exchange Date specified in the applicable Series A-4 Exchange Notice.

(ii)    Limitations on Exchange. Notwithstanding anything to the contrary in this Section 21.8(a):

(A)    Upon tender of any Series A-4 Preferred Units to the General Partner for REIT Shares pursuant to this Section, the General Partner may issue cash in lieu of stock (in an amount equal to the same fraction of the Common Stock Fair Market Value determined as of the Series A-4 Exchange Date) to the extent necessary to prevent the recipient from violating the Ownership Limitations of Section 2 of Article VII of the Charter, or corresponding provisions of any amendment or restatement thereof;

(B)    A holder of Series A-4 Preferred Units will not have the right to exchange Series A-4 Preferred Units for REIT Shares if (1) in the opinion of counsel for the General Partner, the General Partner would no longer qualify or its status would be seriously compromised as a REIT under the Internal Revenue Code as a result of such exchange; or (2) such exchange would, in the opinion of counsel for the General Partner, constitute or be likely to constitute a violation of applicable securities laws; and

(C)    The General Partner shall not be required to issue fractions of Common OP Units or REIT Shares upon exchange of Series A-4 Preferred Units. If any fraction of a Common OP Unit or REIT Share would be issuable upon exchange of Series A-4 Preferred Units, the General Partner shall, in lieu of delivering such fraction of a Common OP Unit or REIT Share, make a cash payment to the exchanging holder of Series A-4

Preferred Units in an amount equal to the same fraction of the Common Stock Fair Market Value determined as of the Series A-4 Exchange Date.
.
(iii)    Reservation of REIT Shares. The General Partner shall at all times reserve and keep available a sufficient number of authorized but unissued REIT Shares to permit the exchange of all of the outstanding Series A-4 Preferred Units pursuant to this Section 21.8.

(iv)    Procedure for Exchange. Any exchange described in Section 21.8(a) above shall be exercised pursuant to a delivery of a Series A-4 Exchange Notice to the General Partner by the holder who is exercising such exchange right, by (A) fax and (B) by certified mail postage prepaid. The Series A-4 Exchange Notice and certificates, if any, representing such Series A-4 Preferred Unit to be exchanged shall be delivered to the office of the General Partner maintained for such purpose. Currently, such office is:

Sun Communities, Inc.
27777 Franklin Road, Suite 200
Southfield, Michigan 48034

Any exchange hereunder shall be effective as of the close of business on the Series A-4 Exchange Date. The holders of the exchanged Series A-4 Preferred Units shall be deemed to have surrendered the same to the General Partner, and the General Partner shall be deemed to have issued the corresponding number of Common OP Units or REIT Shares at the close of business on the Series A-4 Exchange Date.

(v)    Payment of Series A-4 Priority Return. On the Series A-4 Preferred Unit Distribution Payment Date next following the Series A-4 Exchange Date, the holders of Series A-4 Preferred Units which exchanged on such date shall be entitled to Series A-4 Priority Return in an amount equal to (A) a prorated portion of the Series A-4 Priority Return based on the number of days elapsed from the prior Series A-4 Preferred Unit Distribution Payment Date through, but not including, the Series A-4 Exchange Date, less (B) the amount of the distribution or dividend, if any, paid on the securities into which the Series A-4 Preferred Units were exchanged for the quarterly period in which the Series A-4 Exchange Date occurred.

(b)    Mandatory Exchange. If, at any time after the fifth anniversary of the Series A-4 Issuance Date, the Pricing Target is achieved, then, within ten (10) days thereafter, the Partnership shall have the right, but not the obligation, to cause each holder of Series A-4 Preferred Units (other than the General Partner) to exchange all Series A-4 Preferred Units for Common OP Units, on the following terms and subject to the following conditions:

(i)    Mandatory Exchange. The Partnership shall have the right to cause each holder of Series A-4 Preferred Units to exchange each Series A-4 Preferred Unit for that number of Common OP Units equal to the quotient obtained by dividing $25.00 by the Series A-4 Exchange Price.

(ii)    Procedure for Exchange. Any exchange described in Section 21.8(b) above shall be exercised pursuant to the Partnership’s delivery of a Series A-4 Exchange Notice to the Series A-4 Preferred Partners, by (A) fax and (B) by certified mail postage prepaid, to the addresses set forth on the attached Exhibit A. Any exchange hereunder shall be effective as of the close of business on the Series A-4 Exchange Date. The holders of the exchanged Series A-4 Preferred Units shall be deemed to have surrendered the same to the General Partner, and the Partnership shall be deemed to have issued the corresponding number of Common OP Units at the close of business on the Series A-4 Exchange Date.

(iii)    Payment of Series A-4 Priority Return. On the Series A-4 Preferred Unit Distribution Payment Date next following the Series A-4 Exchange Date, the holders of Series A-4 Preferred Units which exchanged on such date shall be entitled to Series A-4 Priority Return in an amount equal to (A) a prorated portion of the Series A-4 Priority Return based on the number of days elapsed from the prior Series A-4 Preferred Unit Distribution Payment Date through, but not including, the Series A-4 Exchange Date less (B) the amount of the distribution or dividend, if any, paid on the Common OP Units into which the Series A-4 Preferred Units were exchanged for the quarterly period in which the Series A-4 Exchange Date occurred.

(c)    Adjustments upon a Fundamental Change. Notwithstanding anything in this Amendment to the contrary, upon the occurrence of a Fundamental Change, then from and after such Fundamental Change: (A) the Series A-4 Priority Return shall be increased to the Fundamental Change Return; (B) and after the fifth (5th) anniversary of the Series A-4 Issuance Date, the Partnership shall have the right to redeem the Series A-4 Preferred Units for a redemption price, payable in cash, equal to the sum of (1) the greater of (x) the amount that such Series A-4 Preferred Units would have received in the Fundamental Change if they had been exchanged for REIT Shares or (y) $25.00 per unit, plus (2) any accrued and unpaid Series A-4 Priority Return on such Series A-4 Preferred Units to, but not including, the redemption date (the “Redemption Price”); and (C) after the fifth (5th) anniversary of the Series A-4 Issuance Date, the holders of Series A-4 Preferred Units shall have the right to cause the Partnership to redeem the Series A-4 Preferred Units for the Redemption Price. The term “Fundamental Change” means that any of the following events shall have occurred and are continuing: (1) the REIT Shares cease to be listed on the NYSE, the NYSE MKT or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ; or (2) (x) the acquisition by any “person” or “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of REIT Shares entitling that person to exercise more than 50% of the total voting power of all REIT Shares entitled to vote generally in the election of the General Partner’s directors (except that such person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the passage of time or occurrence of a subsequent condition); and (y) following the closing of any transaction referred to in clause (2)(x) above, neither the General Partner nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE MKT or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ. The term “Fundamental Change Return” means a rate per annum equal to the greater of 10.00% and 8.00% above the then-published (in the Wall Street Journal) U.S. Treasury maturing on the date closest to the five year anniversary of the date the Fundamental Change occurs, such rate to be determined initially as of the date of such Fundamental Change and then adjusted on each anniversary of such Fundamental Change. The General Partner shall deliver to all holders of Series A-4 Preferred Units (I) notice of the anticipated effective date of a Fundamental Change by the later of (A) 20 business days in advance of such effective date and (B) the date of first public disclosure by the General Partner of the Fundamental Change, which notice shall include a reasonable summary of the terms of such Fundamental Change and the resulting Series A-4 Priority Return and Series A-4 Exchange Price, (II) notice of the occurrence of the Fundamental Change with 15 days after the occurrence of such Fundamental Change and (III) notice of the applicable Series A-4 Priority Return within 15 days after each anniversary of such Fundamental Change.

(d)    Series A-4 Preferred Units held by the General Partner. In the event of a conversion of REIT Series A-4 Preferred Shares pursuant to the terms of the Series A-4 Articles Supplementary, then, upon conversion of such REIT Series A-4 Preferred Shares, the General Partner shall convert a number of its Series A-4 Preferred Units equal to the number of REIT Series A-4 Preferred Shares so converted into a number of Common OP Units equal to the number of REIT Shares issued on conversion of such REIT Series A-4 Preferred Shares. In case the General Partner shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the General Partner's capital stock or sale of all or substantially all of the General Partner's assets), in each case as a result of which the REIT Shares will be converted into the right to receive shares of capital stock, other securities or other property (including cash or any combination thereof), each Series A-4 Preferred Unit held by the General Partner will thereafter be convertible or exchangeable into the kind and amount of shares of capital stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of REIT Shares or fraction thereof into which one Series A-4 Preferred Unit was convertible or exchangeable immediately prior to such transaction.

(e)    Optional Cash Payment. Upon the exchange of Series A-4 Preferred Units into REIT Shares in accordance with Section 21.8(a) above, instead of issuing the requisite number of REIT Shares to the exchanging holder of Series A-4 Preferred Units, the Partnership may elect to make a cash payment to the exchanging holder of Series A-4 Preferred Units in an amount equal to the product of (i) the Common Stock Fair Market Value determined as of the Series A-4 Exchange Date and (ii) the number of REIT Shares that would have been otherwise issued to the exchanging holder of Series A-4 Preferred Units.

(f)    Procedures for Redemption after a Fundamental Change. The following provisions set forth the procedures for redemption in accordance with Section 21.8(c) above:

(i)    Notice of redemption by the Partnership or the holder of Series A-4 Preferred Units shall be given in writing and shall state: (1) the redemption date (which shall not be less than ten (10) business days, nor more than sixty (60) business days, after the date of the notice); (2) the number of Series A-4 Preferred Units to be redeemed; (3) the Redemption Price; (4) that distributions on the Series A-4 Preferred Units to be redeemed will cease to accumulate immediately prior to such redemption date.

(ii)    On or after the redemption date, the holder of Series A-4 Preferred Units shall present and surrender the certificates, if any, representing the Series A-4 Preferred Units to the Partnership and thereupon the Redemption Price of such Series A-4 Preferred Units (including all accumulated and unpaid distributions to but excluding the redemption date) shall be paid to such holder of Series A-4 Preferred Units and each surrendered Series A-4 Preferred Unit certificate, if any, shall be canceled.

(iii)    From and after the redemption date (unless the Partnership defaults in payment of the Redemption Price), all distributions on the Series A-4 Preferred Units designated for redemption in such notice shall cease to accrue, such Series A-4 Preferred Units shall no longer be deemed outstanding and all rights of the holders of Series A-4 Preferred Units will terminate, except the right to receive the Redemption Price. At its election, the Partnership, prior to a redemption date, may irrevocably deposit the Redemption Price of the Series A-4 Preferred Units so called for redemption in trust for the holders of Series A-4 Preferred Units with a bank or trust company, in which case the Partnership shall send a notice to the holders of Series A-4 Preferred Units which shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the Redemption Price and (C) require the holder of Series A-4 Preferred Units to surrender the certificates, if any, representing such Series A-4 Preferred Units at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the Redemption Price. Any monies so deposited which remain unclaimed at the end of two years after the redemption date shall be returned by such bank or trust company to the Partnership.

Section 21.9    Adjustment to Series A-4 Exchange Price.

(a)    The Series A-4 Exchange Price shall be adjusted from time to time as follows:

(i)    If the General Partner shall, after the Series A-4 Issuance Date, (A) pay a dividend or make a distribution on REIT Shares payable in REIT Shares, (B) subdivide the outstanding REIT Shares into a greater number of shares, (C) combine the outstanding REIT Shares into a smaller number of shares or (D) issue any shares of capital stock by reclassification of outstanding REIT Shares (including a reclassification pursuant to a merger or consolidation in which the General Partner is the continuing entity and in which the REIT Shares outstanding immediately prior to the merger or consolidation are not exchanged for cash, or securities or other property of another entity), then, in each such case the Series A-4 Exchange Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Series A-4 Preferred Unit thereafter surrendered for conversion shall be entitled to receive the number of REIT Shares (or fraction of a REIT Share) that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share of Series A-4 Preferred Unit been exchanged immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this paragraph (a)(i) of this Section 21.9 shall become effective immediately after the opening of business on the day next following the record date (except as provided in paragraph (e) below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

(ii)    If the General Partner shall issue, after the Series A-4 Issuance Date, rights, options or warrants to all holders of REIT Shares entitling them (for a period expiring within 45 days after the record date described below in this paragraph (a)(ii) of this Section 21.9) to subscribe for or purchase REIT Shares at a price per share less than the Common Stock Fair Market Value on the record date for the determination of stockholders entitled to receive such rights, options or warrants, then the Series A-4 Exchange Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying (A) the Series A-4 Exchange Price in effect immediately prior to the opening of business on the day following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (X) the number of shares of REIT Shares outstanding on the close of business on the date fixed for such determination and (Y) the number of shares that could be purchased at such Common Stock Fair Market Value from the aggregate proceeds to the General Partner from the exercise of such rights, options or warrants for REIT Shares, and the denominator of which shall be the sum of (XX) the number of REIT Shares outstanding on the close of business on the date fixed for such determination and (YY) the number of additional REIT Shares offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in paragraph (e) below). In determining whether any rights, options or warrants entitle the holders of REIT Shares to subscribe for or purchase REIT Shares at less than such Common Stock Fair Market Value, there shall be taken into account any consideration received by the General Partner upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors of the General Partner (the “Board of Directors”).

(iii)    If the General Partner shall, after the Series A-4 Issuance Date, make a distribution on the REIT Shares other than in cash or REIT Shares (including any distribution in securities

(other than rights, options or warrants referred to in paragraph (a)(ii) of this Section 21.9)) (each of the foregoing being referred to herein as a "distribution"), then the Series A-4 Exchange Price in effect at the opening of business on the next day following the record date for determination of stockholders entitled to receive such distribution shall be adjusted to equal the price determined by multiplying (A) the Series A-4 Exchange Price in effect immediately prior to the opening of business on the day following the record date by (B) a fraction, the numerator of which shall be the difference between (X) the number of REIT Shares outstanding on the close of business on the record date and (Y) the number of shares determined by dividing (aa) the aggregate value of the property being distributed by (bb) the Common Stock Fair Market Value per REIT Share on the record date, and the denominator of which shall be the number of REIT Shares outstanding on the close of business on the record date. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided below). The value of the property being distributed shall be as determined in good faith by the Board of Directors; provided, however, that if the property being distributed is a publicly traded security, its value shall be calculated in accordance with the procedure for calculating the Common Stock Fair Market Value of a REIT Share (calculated for a period of five consecutive trading days commencing on the twentieth trading day after the distribution). Neither the issuance by the General Partner of rights, options or warrants to subscribe for or purchase securities of the General Partner nor the exercise thereof shall be deemed a distribution under this paragraph.

(iv)    If, after the Series A-4 Issuance Date, the General Partner shall acquire, pursuant to an issuer or self tender offer, all or any portion of the outstanding REIT Shares and such tender offer involves the payment of consideration per REIT Share having a Common Stock Fair Market Value (as determined in good faith by the Board of Directors), at the last time (the "Expiration Time") tenders may be made pursuant to such offer, that exceeds the closing price per REIT Share on the trading day next succeeding the Expiration Time, then the Series A-4 Exchange Price in effect on the opening of business on the day next succeeding the Expiration Time shall be adjusted to equal the price determined by multiplying (A) the Series A-4 Exchange Price in effect immediately prior to the Expiration Time by (B) a fraction, the numerator of which shall be (X) the number of REIT Shares outstanding (including the shares acquired in the tender offer (the "Acquired Shares")) immediately prior to the Expiration Time, multiplied by (Y) the closing price per REIT Share on the trading day next succeeding the Expiration Time, and the denominator of which shall be the sum of (XX) the fair market value (determined as aforesaid) of the aggregate consideration paid to acquire the Acquired Shares and (YY) the product of (I) the number of REIT Shares outstanding (less any Acquired Shares) at the Expiration Time, multiplied by (II) the closing price per REIT Share on the trading day next succeeding the Expiration Time.

(v)    No adjustment in the Series A-4 Exchange Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this paragraph (a)(v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 21.9 (other than this paragraph (a)(v)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of REIT Shares. Notwithstanding any other provisions of this Section 21.9, the General Partner shall not be required to make any adjustment of the Series A-4 Exchange Price for the (A) issuance of any REIT Shares pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the General Partner and the investment of optional amounts in shares of REIT Shares under such plan, (B) issuance of any options, rights, REIT Shares or Common OP Units pursuant to any stock option, stock purchase or other equity-based plan maintained by the General Partner or (C) repurchase of any REIT Shares pursuant to an open-market share repurchase program or other buy-

back transaction that is not a tender offer or exchange offer. All calculations under this Section 21.9 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this paragraph (a) of this Section 21.9 to the contrary notwithstanding, the General Partner shall be entitled, to the extent permitted by law, to make such reductions in the Series A-4 Exchange Price, in addition to those required by this paragraph (a), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the General Partner to its stockholders shall not be taxable, or if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

(b)    If the General Partner shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, issuer or self tender offer for at least 30% of the REIT Shares outstanding, sale of all or substantially all of the General Partner's assets or recapitalization of the REIT Shares, but excluding any transaction as to which paragraph (a)(i) of this Section 21.9 applies) (each of the foregoing being referred to herein as a "Transaction"), in each case, as a result of which REIT Shares shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each Series A-4 Preferred Unit which is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereupon be convertible or exchangeable into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon such consummation by a holder of that number of REIT Shares into which one share of Series A-4 Preferred Unit was convertible or exchangeable immediately prior to such Transaction (without giving effect to any Series A-4 Exchange Price adjustment pursuant to Section 21.9(a)(iv)). The General Partner shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (b), and it shall not consent or agree to the occurrence of any Transaction until the General Partner has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series A-4 Preferred Units that will contain provisions enabling the holders of the Series A-4 Preferred Units that remain outstanding after such Transaction to convert into the consideration received by holders of REIT Shares at the Series A-4 Exchange Price in effect immediately prior to such Transaction, as adjusted pursuant to Section 21.8(c). The provisions of this paragraph (b) shall similarly apply to successive Transactions.

(c)    If:

(i)    the General Partner shall declare a dividend (or any other distribution) on the REIT Shares (other than cash dividends and cash distributions); or

(ii)    the General Partner shall authorize the granting to all holders of the REIT Shares of rights or warrants to subscribe for or purchase any shares of any class or series of capital stock or any other rights or warrants; or

(iii)    there shall be any reclassification of the outstanding REIT Shares or any consolidation or merger to which the General Partner is a party and for which approval of any stockholders of the General Partner is required, or a statutory share exchange, an issuer or self tender offer shall have been commenced for at least 30% of the outstanding REIT Shares (or an amendment thereto changing the maximum number of shares sought or the amount or type of consideration being offered therefor shall have been adopted), or the sale or transfer of all or substantially all of the assets of the General Partner as an entirety; or

(iv)    there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the General Partner, then the General Partner shall cause to be mailed to each holder of Series A-4 Preferred Units at such holder's address as shown on the records of the General Partner, as promptly as possible, a notice stating (A) the record date for the payment of such dividend, distribution or rights or warrants, or, if a record date is not established, the date as of which the holders of REIT Shares of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of REIT Shares of record shall be entitled to exchange their REIT Shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up or (C) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto). Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 21.9.

(d)    Whenever the Series A-4 Exchange Price is adjusted as herein provided, the General Partner shall prepare a notice of such adjustment of the Series A-4 Exchange Price setting forth the adjusted Series A-4 Exchange Price and the effective date that such adjustment becomes effective and shall mail such notice of such adjustment of the Series A-4 Exchange Price to each holder of Series A-4 Preferred Units at such holder's last address as shown on the stock records of the General Partner.

(e)    In any case in which paragraph (a) of this Section 21.9 provides that an adjustment shall become effective on the day next following the record date for an event, the General Partner may defer until the occurrence of such event (A) issuing to the holder of any share of Series A-4 Preferred Unit exchanged after such record date and before the occurrence of such event the additional REIT Shares issuable upon such exchange by reason of the adjustment required by such event over and above the REIT Shares issuable upon such exchange before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fractional shares.

(f)    If the General Partner shall take any action affecting the REIT Shares, other than action described in this Section 21.9, that in the opinion of the Board of Directors would materially adversely affect the exchange rights of the holders of Series A-4 Preferred Units, the Series A-4 Exchange Price for the Series A-4 Preferred Units may be adjusted, to the extent permitted by law, in such manner, if any, and at such time as the Board of Directors, in its sole discretion, may determine to be equitable under the circumstances.

(g)    The General Partner shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued REIT Shares solely for the purpose of effecting exchange of the Series A-4 Preferred Units, the full number of REIT Shares deliverable upon the exchange of all outstanding Series A-4 Preferred Units not theretofore converted into REIT Shares. The General Partner covenants that any REIT Shares issued upon exchange of the Series A-4 Preferred Units shall be validly issued, fully paid and nonassessable.

(h)    The General Partner will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of REIT Shares or other securities or property on conversion or exchange of Series A-4 Preferred Units pursuant hereto; provided, however, that the General Partner shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of REIT Shares or other securities or property in a name other than that of the holder of the Series A-4 Preferred Units to be converted or exchanged, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the General Partner the amount of any such tax or established, to the reasonable satisfaction of the General Partner, that such tax has been paid.

(i)    In addition to any other adjustment required hereby, to the extent permitted by law, the General Partner from time to time may decrease the Series A-4 Exchange Price by any amount, permanently or for a period of at least twenty Business Days, if the decrease is irrevocable during the period.

Section 21.10    No Redemption Rights. The Partnership shall not have the right to redeem the Series A-4 Preferred Units and the Series A-4 Preferred Partners shall not have the right to cause the Partnership to purchase the Series A-4 Preferred Units.

Section 21.11    No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series A-4 Preferred Units.

Section 21.12    Status of Reacquired Units. All Series A-4 Preferred Units which shall have been issued and reacquired in any manner by the Partnership shall be deemed cancelled and no longer outstanding.

9.    Governing Law. This Amendment shall be interpreted and enforced according to the laws of the State of Michigan.

10.    Full Force and Effect. Except as amended by the provisions hereof, the Agreement shall remain in full force and effect in accordance with its terms and is hereby ratified, confirmed and reaffirmed by the undersigned for all purposes and in all respects.

11.    Successors/Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns.

12.    Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Reproductions (photographic, facsimile or otherwise) of this Amendment may be made and relied upon to the same extent as though such reproduction was an original.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

GENERAL PARTNER:
Sun Communities, Inc., a Maryland corporation

By:
Jonathon M. Colman, Executive Vice President

SERIES A-4 PREFERRED PARTNERS:
Green Courte Real Estate Partners, LLC, a Delaware limited liability company

By:		Green Courte Partners, LLC, an Illinois limited liability company, Managing Member

By:
Name:
Its:

Green Courte Real Estate Partners II, LLC, a Delaware limited liability company

By:		GCP Managing Member II, LLC, a Delaware limited liability company

By:
Name:
Its:

Green Courte Real Estate Partners III, LLC, a Delaware limited liability company

By:		GCP Managing Member III, LLC, a Delaware limited liability company

By:
Name:
Its: